As filed with the Securities and Exchange Commission on January 26, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OSI SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	33-0238801
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

12525 Chadron Avenue

Hawthorne, California 90250

(Address of Principal Executive Offices) (Zip Code)

Amended and Restated OSI Systems, Inc. 2012 Incentive Award Plan

(Full title of the plan)

Victor Sze

Executive Vice President, General Counsel and Secretary

12525 Chadron Avenue

Hawthorne, California 90250

(Name and address of agent for service)

(310) 978-0516

(Telephone number, including area code, of agent for service)

Copies to:

Michael Treska

Latham & Watkins LLP

650 Town Center Drive, 20th Floor

Costa Mesa, California 92626

(714) 540-1235

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed in order to register an additional 2,400,000 shares of common stock, par value $0.001 per share (the “Common Stock”), of OSI Systems, Inc. (the “Registrant”) which may be offered or sold to participants under the Amended and Restated OSI Systems, Inc. 2012 Incentive Award Plan (the “Plan”), an employee benefit plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

Not required to be filed with this Registration Statement.

Item 2. Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(a)	the Registrant’s Annual Report on Form 10-K for the year ended June 30, 2023, filed on August 29, 2023;

(b)	the Registrant’s Definitive Proxy Statement on Schedule 14A for its Annual Meeting of Stockholders on December 12, 2023, filed on October 27, 2023;

(c)	the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, filed on October 27, 2023, and for the quarter ended December 31, 2023, filed on January 26, 2024;

(d)	the Registrant’s Current Report on Form 8-K, filed on December 12, 2023; and

(e)	the description of the Registrant’s Common Stock contained in its Registration Statement on Form 8-A/A filed on March 8, 2010, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant or with respect to the Plan pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment to the registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from their dates of filing.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement is deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Under no circumstances shall any information furnished under Item 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4.  Description of Securities.

Not required to be filed with this Registration Statement.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law, or DGCL, provides that a corporation may, in its original certificate of incorporation or an amendment thereto, eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the DGCL, which provides for liability of directors for unlawful payments of dividends or unlawful stock purchases or redemptions or (4) for any transaction from which a director derived an improper personal benefit.

Section 145 of the DGCL provides that a corporation may indemnify any person, including an officer or director, who is, or is threatened to be made, party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of such corporation, by reason of the fact that such person was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the corporation’s best interest and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any officer or director in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred.

The Registrant’s bylaws provide for indemnification of the officers and directors to the fullest extent permitted by applicable law.

The Registrant also maintains a general liability insurance policy which covers certain liabilities of directors and officers of the Registrant arising out of claims based on acts or omissions in their capacities as directors or officers, whether or not the Registrant would have the power to indemnify such person against such liability under the DGCL or the provisions of the Registrant’s certificate of incorporation or bylaws.

The Registrant has entered into indemnification agreements with each of its directors and certain of its officers. These agreements provide that the Registrant will indemnify each of its directors and such officers to the fullest extent permitted by law and by the Registrant’s certificate of incorporation and bylaws.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit Number	Description
4.1	Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K12G3 filed with the Commission on March 8, 2010).

4.2	Bylaws of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q filed with the Commission on January 27, 2023).

4.3	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K12G3 filed with the Commission on March 8, 2010).

5.1	Opinion of Latham & Watkins LLP +

23.1	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm +

23.2	Consent of Moss Adams LLP, Independent Registered Public Accounting Firm +

23.3	Consent of Latham & Watkins LLP (included in Exhibit 5.1) +

24.1	Power of Attorney (included on signature page) +

99.1	OSI Systems, Inc. Amended and Restated 2012 Incentive Award Plan (incorporated by reference to Appendix A to the Company’s Definitive Proxy Statement filed with the Commission on October 21, 2020)

99.2	Amendment to OSI Systems, Inc. 2012 Amended and Restated 2012 Incentive Award Plan (incorporated by reference to Appendix A to the Company’s Definitive Proxy Statement filed with the Commission on October 27, 2023)

107	Filing Fee Table +

+ Filed herewith

Item 9.  Undertakings.

Not required to be filed with this Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Hawthorne, state of California, on January 26, 2024.

OSI SYSTEMS, INC.

By:	/s/ Alan Edrick
Name:	Alan Edrick
Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below, hereby constitutes and appoints Deepak Chopra, Alan Edrick and Victor Sze and each acting alone, his or her true and lawful attorneys-in-fact and agents, with full power of resubstitution and substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments or supplements to this Registration Statement and to file the same with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this Registration Statement or any amendments or supplements hereto in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in their respective capacities with OSI Systems, Inc. and on the dates indicated.

Signature	Title	Date

/s/ Deepak Chopra	Chairman of the Board, President and Chief Executive	January 26, 2024
Deepak Chopra	Officer (Principal Executive Officer)

/s/ Alan Edrick	Executive Vice President and Chief Financial Officer	January 26, 2024
Alan Edrick	(Principal Financial and Accounting Officer)

/s/ William F. Ballhaus, Jr.	Director	January 26, 2024
William F. Ballhaus, Jr.

/s/ Kelli Bernard	Director	January 26, 2024
Kelli Bernard

/s/ Gerald Chizever	Director	January 26, 2024
Gerald Chizever

/s/ James B. Hawkins	Director	January 26, 2024
James B. Hawkins

/s/ Meyer Luskin	Director	January 26, 2024
Meyer Luskin